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                                                      Series 1997 A Debentures




                             UNDERWRITING AGREEMENT




                                                                June 17, 1997

To the Representative Named
on the Signature Page Hereof:

Dear Sirs:

      Subject to the terms and conditions stated or incorporated by reference herein, Consolidated Edison Company of New York, Inc. (the "Company") hereby agrees to sell to the Underwriters named in Schedule I hereto (the "Underwriters") and the Underwriters hereby agree to purchase, severally and not jointly, the principal amount set forth opposite their names in Schedule I hereto of the securities specified in Schedule II hereto (the "Designated Securities").

      The representative named on the signature page hereof (the "Representative") represents that the Underwriters have authorized the Representative to enter into this Underwriting Agreement and to act hereunder on their behalf.

      Except as otherwise provided in Schedule II hereto each of the provisions of the Company's Underwriting Agreement Basic Provisions, dated April 16, 1992, as filed as Exhibit 1(b) to Registration Statement No. 33-47261 (the "Basic Provisions"), is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein. Unless otherwise defined herein, terms defined in the Basic Provisions are used herein as therein defined.

Payment for the Designated Securities will be made against delivery thereof to the Representative for the accounts of the respective Underwriters at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto.




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                                       - 2 -


      If the foregoing is in accordance with your understanding, please sign and return to us counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the Basic Provisions incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company.

                                    Very truly yours,

                                    CONSOLIDATED EDISON COMPANY
                                    OF NEW YORK, INC.


                                    By:   JOAN S. FREILICH
                                          JOAN S. FREILICH
                                          Senior Vice President and
                                            Chief Financial Officer


Confirmed and Accepted as of the date hereof on behalf of itself and each other Underwriter, if any:



By:   GOLDMAN, SACHS & CO.
        as Representative


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                                   SCHEDULE I


                                          Principal Amount of
                                          Designated Securities
      Underwriter                         to be Purchased


      Goldman, Sachs & Co                 $150,000,000

            Total                         $150,000,000



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                                   SCHEDULE II


Title of Designated Securities:

      Floating Rate Debentures, Series 1997 A


Aggregate principal amount:

      $150,000,000.


Price to Public:

      Initially 99.828% of the principal amount of the Designated Securities, plus accrued interest, if any, from June 20, 1997 to the date of delivery, thereafter at market prices prevailing at the time of sale or at negotiated prices.


Purchase Price by Underwriters:


      99.750% of the principal amount of the Designated Securities, plus accrued interest, if any, from June 20, 1997 to the date of delivery.


Specified funds for, and manner of, payment of purchase price:

      Federal Reserve Bank check or checks payable in immediately available funds to the order of "Consolidated Edison Company of New York, Inc."


Indenture:

      Indenture, dated as of December 1, 1990, between the Company and The Chase Manhattan Bank, as Trustee, as amended and supplemented by the First Supplemental Indenture, dated as of March 6, 1996, between the Company and The Chase Manhattan Bank, as Trustee.


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                                       - 2 -

Maturity:

      June 15, 2002.


Interest Rate:

      As set forth in the prospectus supplement, dated June 17, 1997, for the Designated Securities (the "Prospectus Supplement") to the prospectus, dated May 9, 1997 (the "Prospectus"), filed with the Securities and Exchange Commission (the "SEC") pursuant to Rule 424(b)(2) under the Securities Act of 1933, as amended, in connection with the Company's Registration Statements on Form S-3 (No. 333-26555 - declared effective by the SEC on May 9, 1997; and No. 33-64657 - declared effective by the SEC on December 8, 1995).


Interest Payment Dates:

      As set forth in the Prospectus Supplement.


Redemption Provisions:

      As set forth in the Prospectus Supplement.


Sinking Fund Provisions:

      None.


Time of Delivery:

      10:00 a.m., on June 20, 1997.


Closing Location:

      Room 1810-S at the Company, 4 Irving Place, New York, NY 10003.


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                                       - 3 -



Information furnished by or on behalf of the Underwriters for use in the Prospectus for the Designated Securities:

      1.    The paragraph regarding stabilization on page 2 of the Prospectus.

      2.    The final paragraph of the front cover of the Prospectus Supplement

      3. The second paragraph and the second and third sentences of the third paragraph of the section entitled "Underwriting" on page S-5 of the Prospectus Supplement.


Address of Representative:

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004
Attention: Richard Boughrum

Captions  in the  Prospectus  referred  to in  Section  6(c)(xi)  of  the  Basic
Provisions:

      Description of Securities
      Description of Debentures


Modifications of Basic Provisions:

      1. Delete Section 3 of the Basic Provisions in its entirety and substitute the following:

            "One or more Global Securities (as defined in the Indenture specified in the Underwriting agreement) for the Designated Securities in the aggregate principal amount of the Designated Securities shall be registered in the name of Cede & Co. and delivered to The Depository Trust Company with instructions to credit the Designated Securities to the account of, or as otherwise instructed by, the Representative against payment by the Representative of the purchase price therefor in the amount, the


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                                          - 4 -



            funds and manner specified in the Underwriting Agreement, at the place, time and date specified in the Underwriting Agreement or at such other place, time and date as the Representative and the Company may agree in writing, said time and date being herein
            referred  to  as  the  "Time  of  Delivery"   for  said   Designated
            Securities.

      2. Delete Section 6(c)(ii) of the Basic Provisions in its entirety and substitute the following:

            "(ii) The Company has authorized equity capitalization as set forth, or incorporated by reference, in the Prospectus;"

      3. In Sections 1(g) and 6(c)(iii) of the Basic Provisions, insert "law or" immediately before the phrase "principles of public policy."

      4. In Section 6(f) of the Basic Provisions, substitute "Fitch Investor Services" for "Duff and Phelps Inc."

      5. In Section 7(a) of the Basic Provisions, insert "promptly as such expenses are incurred" immediately before the phrase "; provided, however,".

      6. In Section 7(d) of the Basic Provisions, add at the end: "The foregoing provisions regarding contribution shall apply except as otherwise required by applicable law."

      7. Add as new Section 1(n) of the Basic Provisions: "The Company does not have sufficient information to make a determination that, for the twelve months ended June 20, 1997, there was any decrease, as compared with the corresponding prior period, in operating revenues less fuel, purchased power and gas purchased for resale."

      8.    Delete clause (iii)(D) of Annex I of the Basic Provisions.


Other:

      None.